UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date or Report (Date of earliest event reported): July 1, 2008

INCA DESIGNS, INC.

(Exact name of registrant as specified in its Charter)

Commission File No.: 000-26257

Nevada	11-3461611
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

976 Lexington Avenue, New York, NY 10021

(Address of principal executive offices)

Issuer’s telephone number: (212) 327-3007

N/A

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-21(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On various dates from May 2004 through May 2008, Stacy Josloff (“Josloff”), Chief Executive Officer of INCA Designs, Inc. (the “Company”), loaned an aggregate of $652,585 to the Company. On June 25, 2008, the Company issued a Convertible Note (the “Note”) to Josloff for $652,585 bearing interest at the rate of ten percent (10%) per annum with a maturity date of July 1, 2009. The Note is convertible into restricted shares of the Company’s Common Stock (the “Common Stock”) at any time after the date of issuance at a fixed conversion price of $.001 per share.

The Company recently began negotiations with a new funding source for a capital infusion of approximately $1.2 million through a private placement of its Common Stock. A prerequisite for the funding is that the Company must first reduce its debt. In order to reduce its debt and proceed with the negotiations and funding, the Company’s Board of Directors approved a reduction in the conversion rate on its outstanding convertible notes from a variable conversion rate to a fixed conversion rate of $.001 per share.

After informing the convertible note holders of this reduction in conversion rate, the Company obtained forbearance letters from the holders of an aggregate of $900,000 in convertible notes agreeing that they (i) would currently exercise their rights to convert an aggregate of only $320,000 of debt, (ii) would forbear from exercising their conversion rights under the remaining principal balances in the aggregate of $580,000, (iii) would forfeit their rights to collect default interest, and (iv) would not exercise the rights granted to them upon an event of default as defined in their convertible notes. The forbearance by these note holders expires on December 26, 2008 or on the 11th day from the date the Company is required to deliver shares upon conversion to the note holder and/or their designees.

Additionally, the Company obtained forbearance letters from the holders of an aggregate of $500,000 in convertible notes agreeing to forbear from exercising conversion rights under the Note at this time in exchange for the Company agreeing to pay the principal and interest due pursuant to the following schedule: (i) interest through the date of the notes through December 31, 2007 is payable on July 21, 2008, (ii) interest from December 31, 2007 through July 31, 2008 is payable on August 15, 2008, (iii) 25% of the principal amount of the note plus interest is payable on September 15, 2008, (iv) 25% of the principal amount of the note plus interest is payable on October 15, 2008, (vii) 25% of the principal amount of the note plus interest is payable on November 15, 2008, and (viii) 25% of the principal amount of the note plus interest is payable on December 15, 2008. The forbearance by the note holders expires on December 26, 2008 or on the 11th day after the Company fails to make a required payment under the agreed upon schedule. Further, if the forbearance expires and a balance still remains payable under the notes, the note holders may immediately convert the remaining principal and interest at the fixed conversion rate of $.001 per share.

On July 1, 2008, Josloff sold $171,292.50 of her $652,585 note to Stephanie Hirsch (“Hirsch”), President of the Company. Subsequently, Josloff exercised her right to convert a portion of the Note by submitting a Notice of Conversion to the Company to convert $171,292.50 and the Company issued her 171,292,500 restricted shares of Common Stock.

On July 1, 2008, Hirsch exercised her right to convert the $171,292.50 note she acquired from Josloff by submitting a Notice of Conversion to the Company and the Company issued her 171,292,500 restricted shares of Common Stock.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

On various dates from May 2004 through May 2008, Josloff loaned an aggregate of $652,585 to the Company. On June 25, 2008, the Company issued a Note to Josloff for $652,585 bearing interest at the rate of ten percent (10%) per annum with a maturity date of July 1, 2009. The Note is convertible into Common Stock at any time after the date of issuance at a fixed conversion price of $.001 per share. On July 1, 2008, Josloff sold a portion of the Note to Hirsch and converted a portion of the Note into Common Stock, leaving a principal balance due of $310,000 which amount is convertible into 310,000,000 shares of Common Stock.

Item 3.02	Unregistered Sales of Equity Securities.

On July 1, 2008, Josloff exercised her right to convert a portion of the Note for $652,585 and converted $171,292.50 into 171,292,500 restricted shares of Common Stock of the Company at a fixed conversion price of $.001 per share.

On July 1, 2008, Hirsch exercised her right to convert the $171,292.50 Note she purchased from Josloff into 171,292,500 restricted shares of Common Stock of the Company at a fixed conversion price of $.001 per share.

On July 1, 2008, the Company converted $320,000 of debt owned by various individuals and entities into 320,000,000 shares of Common Stock of the Company at a fixed conversion price of $.001 per share.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 27, 2008, the Company’s Board of Directors approved an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of common stock to 2,500,000,000. The Company will submit the change to a vote of its shareholders and if upheld, will file the appropriate documentation with the Nevada Department of State to effect the change. The Company established the record date for those shareholders entitled to vote on the matter as July 2, 2008.

Item 9.01.	Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial Statements

None

(b) Pro Forma Financial Information

None

(c) Shell Company Transactions

None

(d) Exhibits

Exhibit No.	Date	Document
99.1	June 25, 2008	Convertible Note for $652,585 issued to Stacy Josloff*

*	Exhibit is attached hereto.

(Remainder of page intentionally left blank.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INCA DESIGNS, INC.
(Registrant)

Date: July 2, 2008	By:	/s/ Stacy Josloff
Stacy Josloff,
Chief Executive Officer and Chief Financial Officer

	By:	/s/ Stephanie Hirsch
Stephanie Hirsch, President

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